EXHIBIT 99.1
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                                                    Contact:  Len Yurkovic
                                                              CEO
                                                              (610) 252-7321
                                                              (610) 250-9677 Fax
                                                              www.sihs.com

SI HANDLING SYSTEMS, INC.
600 Kuebler Road . PO Box 70 . Easton, PA 18044-0070

NEWS RELEASE





              SI HANDLING SYSTEMS, INC. STRENGTHENS MANAGEMENT TEAM
                         WITH ELECTION OF NEW PRESIDENT

EASTON, PA, March 31, 1999 - SI Handling Systems, Inc. [NASDAQ NM: SIHS], a leading supplier of automated materials handling systems, announces the election of William R. Johnson as president and director, effective March 29, 1999. As president, Johnson succeeds Leonard S. Yurkovic who has led the company as president and CEO since 1988. Yurkovic will continue as CEO and vice chairman of the board of directors.

"Bill Johnson will strengthen SI's team and help us to sustain growth," said Len Yurkovic. "He is a proven and versatile executive who has demonstrated his ability to manage operations effectively and to grow a global business through sound marketing and product development. He has structured and managed organizations that capitalize on long-term relationships with customers by delivering product value that is so important for repeat business," continued Yurkovic.

Prior to this appointment, Mr. Johnson was employed by Rockwell Automation in Cleveland, Ohio, for 21 years. He was senior vice president of Rockwell's Reliance Electric Motor Group with worldwide responsibility for motors, from fractional through 25,000 horsepower.

Johnson holds a BS degree in electrical engineering from Michigan Technological University and an MBA from the College of St. Thomas. He and his wife are relocating to the Lehigh Valley.

With headquarters in Easton, PA, SI Handling Systems, Inc. designs, manufactures, installs, and services automated materials handling systems that improve productivity in manufacturing and increase the speed of the delivery of products being offered by companies worldwide.

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